Exhibit 99.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Services – Experts” and “Services - Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report on the financial statements of Symetra Separate Account C dated April 18, 2008 and to the use of our report on the consolidated financial statements of Symetra Life Insurance Company and Subsidiaries dated March 11, 2008, in Post-Effective Amendment No. 8 to the Registration Statement (Form N-4, No. 333-137411) of Symetra Separate Account C and related Prospectus of the Symetra Focus Variable Annuity Contract issued by Symetra Separate Account C and Symetra Life Insurance Company.

/s/ Ernst & Young, LLP

Seattle, Washington

August 27, 2008